Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

For Immediate Release	Company Contact:
Nancy C. Broadbent
Senior Vice President and
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

Orthovita Reports 2010 First Quarter Financial Results

•	First quarter 2010 sales of $24.1 million increased 11% over first quarter 2009

•	First quarter 2010 operating loss of $0.4 million consistent with operating loss of $0.4 million in first quarter 2009

•	First quarter 2010 net loss of $1.2 million, or $0.02 per common share, consistent with net loss of $1.2 million, or $0.02 per common share, in first quarter 2009

MALVERN, Pennsylvania, USA, May 3, 2010 – Orthovita, Inc. (NASDAQ: VITA), an orthobiologics and biosurgery company, reported financial results for the quarter ended March 31, 2010. Product sales for the first quarter of 2010 increased 11% to $24.1 million, compared to $21.7 million for the first quarter of 2009. The 2010 first quarter results included $1.1 million from the sale of Vitomatrix™, a bone graft material used in dental products, and U.S. sales of $0.9 million of Cortoss™, the Company’s novel synthetic biomaterial that was cleared by the FDA in June 2009 for the treatment of vertebral compression fractures, and Aliquot, the Company’s Cortoss delivery device. There were no Vitomatrix sales in the first quarter of 2009. The $1.1 million in Vitomatrix sales occurred in March 2010 as part of an agreement to terminate our supply agreement for this product.

Gross profit for the quarter ended March 31, 2010 was $16.7 million, or 69% of sales, compared to $14.7 million, or 68% of sales for the first quarter of 2009. The increase in gross profit margin during the 2010 period was primarily due to a more favorable product mix.

During the first quarter of 2010, Orthovita recorded an operating loss of $0.4 million, which was consistent with an operating loss of $0.4 million in the first quarter of 2009. The net loss for the first quarter of 2010 was $1.2 million, or $0.02 per common share, which also was consistent with a net loss of 1.2 million, or $0.02 per common share, in the first quarter of 2009.

“Our first quarter 2010 product sales reflected continued progress in our U.S. launch of Cortoss,” said Antony Koblish, president and chief executive officer of Orthovita. “Following our actions in early March to align more closely our Cortoss and Aliquot pricing strategy with the shift in vertebral augmentation procedures to the outpatient setting, we have seen both new customer accounts and monthly sales increase. Our U.S. Cortoss and Aliquot sales in March were 45% higher than January 2010, our highest previous month of Cortoss and Aliquot sales since launch, and our Cortoss customer accounts increased from 151 at the end of February to 186 at the end of March, with a 70% reorder rate.”

Mr. Koblish continued, “Compared to the first quarter of 2009, our biosurgery sales increased 12% in the first quarter of 2010. Our orthobiologic sales, which included Cortoss, Aliquot and $1.1 million in sales of Vitomatrix™ increased 11%. While we are gratified that the realignment of our Cortoss marketing strategy was successful in generating higher Cortoss growth at the end of the quarter, implementing this strategy reduced the amount of time our sales representatives could spend marketing our bone graft products. As a result, our Vitoss sales, excluding the Vitomatrix sale, declined slightly in the first quarter of 2010 compared to the first quarter of 2009. However, we anticipate that the realignment of our Cortoss pricing strategy will reduce the time needed to obtain hospital approvals for Cortoss, freeing up our sales representatives time to refocus their efforts on our Vitoss products, and we expect that sales of our Vitoss products will increase in the coming quarters.”

Nancy Broadbent, chief financial officer of Orthovita, commented, “Our operating expenses increased 14% during the first quarter of 2010 compared to the year earlier quarter. Following FDA approval of Cortoss in June 2009, we expanded our sales force from 86 representatives at March 31, 2009 to 104 representatives at March 31, 2010, and we expanded our general and administrative infrastructure, primarily in the areas of information technology, finance and human resources, to support our current operations and anticipated future growth. We expect to maintain our current sales force and infrastructure staffing levels through the remainder of 2010.”

Cash, cash equivalents and short-term investments were $19.5 million at March 31, 2010, compared to $23.1 million at December 31, 2009. For the quarters ended March 31, 2010 and 2009, the net cash and cash equivalents used in operating activities was $3.5 million and $2.9 million, respectively.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Nancy C. Broadbent, Senior Vice President and Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern Time on May 4, 2010 to review and discuss the first quarter 2010 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 67873938. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for two weeks beginning May 4, 2010 at 11:30 a.m. Eastern Time, and ending May 18, 2010, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. at (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 67873938.

About the Company

Orthovita is an orthobiologics and biosurgery company that develops and markets novel medical devices. Our orthobiologics platform offers products for the fusion, regeneration, and fixation of human bone. Our biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VitossTM Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CortossTM Bone Augmentation Material, an injectable, polymer composite that mimics the structural characteristics of human bone, provides the basis for our fixation portfolio. Our hemostasis portfolio includes VitagelTM Surgical Hemostat, a unique, collagen-based matrix that controls bleeding and facilitates healing, and Vitasure™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the demand and market acceptance of our products, including Cortoss, sales growth of our products, headcount projections, and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

(In thousands except per share amounts)

Statements of Operation Data:

	Three months ended March 31,			as a percentage of sales
	2010	as a percentage of sales	2009
PRODUCT SALES	$24,077	100%	$21,690	100%

COST OF SALES	7,399	31%	7,010	32%

GROSS PROFIT	16,678	69%	14,680	68%

OPERATING EXPENSES:
General and administrative	3,432	14%	2,613	12%
Selling and marketing	12,374	51%	10,499	48%
Research and development	1,282	5%	1,940	9%

Total operating expenses	17,088	71%	15,052	69%

OPERATING LOSS	(410)	-2%	(372)	-2%

INTEREST EXPENSE	(771)	-3%	(924)	-4%

INTEREST INCOME	10	0%	134	1%

LOSS BEFORE INCOME TAXES	(1,171)	-5%	(1,162)	-5%

INCOME TAXES	(15)	0%	(14)	0%

NET LOSS	$(1,186)	-5%	$(1,176)	-5%

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.02)		$(0.02)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	76,502		75,904

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

(continued)

(Dollars in thousands)

	March 31, 2010	December 31, 2009
Balance Sheet Data:

Cash and cash equivalents	$7,230	$7,757
Short-term investments	12,273	15,349
Accounts receivable, net	12,437	12,324
Inventories	27,079	26,058
Other current assets	761	784

Total current assets	59,780	62,272

Property and equipment, net	18,152	17,940
License and technology intangibles, net	11,003	11,376
Other assets	968	1,041

Total assets	$89,903	$92,629

Current liabilities	$10,661	$13,367
Notes payable, net of debt discount	34,171	34,095
Other long-term liabilities	452	408

Total liabilities	45,284	47,870
Total shareholders’ equity	44,619	44,759

Total liabilities and shareholder’s equity	$89,903	$92,629

	Three Months Ended March 31,
	2010	2009
Cash Flow Data:

Net cash used in operating activities	$(3,490)	$(2,865)

Net cash provided by investing activities	$2,242	$4,271

Net cash provided by financing activities	$751	$52